Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

First Wave BioPharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	12,500,001	$0.8221(2)	$10,276,250.80	0.00011020	$1,133
	Total Offering Amounts					$10,276,250.80		$1,133
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,133

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock issuable upon the conversion or exercise, as applicable, of the Preferred Stock and Warrants offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	With respect to the shares of common stock offered by the selling stockholders, estimated at $0.8221 per share, the average of the high and low prices as reported on The Nasdaq Capital Market on December 1, 2022, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.